Exhibit 99.1

Zoom Telephonics Reports Results for the First Quarter of 2015

Boston, MA, May 5, 2015 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of cable modems and other communications products, today reported net sales of $3.06 million for the first quarter ended March 31, 2015 (“Q1 2015”), down slightly from $3.15 million for Q1 2014 due primarily to reduced sales of dial-up modems.  Zoom reported net income of $5 thousand or $0.00 per share for Q1 2015, an improvement over Zoom’s net loss of $37 thousand or $0.00 per share for Q1 2014, due primarily to a small increase in gross profit and a small decrease in operating expenses.

Gross profit was $957 thousand or 31.3% of net sales in Q1 2015, versus $932 thousand or 29.6% of net sales in Q1 2014.  The increases in gross profit and gross margin were primarily due to lower end-user rebate program costs for Q1 2015.

Operating expenses were $929 thousand or 30.4% of net sales in Q1 2015, versus $954 thousand or 30.3% of net sales in Q1 2014.  Operating expenses in Q1 2015 were $25 thousand lower than in Q1 2014, as lower personnel expenses and reduced R&D expenses were partly offset by increased advertising expenses.

Zoom’s cash balance on March 31, 2015 was $65 thousand, down $73 thousand from December 31, 2014.  Zoom’s available line of credit was $1.25 million on March 31, 2015, and Zoom’s outstanding debt under this line was $469 thousand.  Zoom’s $371 thousand decrease in bank debt and $90 thousand increase in prepaid expenses decreased cash, while a $231 thousand decrease in net accounts receivable, $94 thousand  decrease in net inventory, and $75 thousand increase in accounts payable increased cash. Zoom’s current ratio was 2.4 on March 31, 2015 and 2.1 on December 31, 2014.

           “We are encouraged by our improved operating results,” said Frank Manning, Zoom’s President and CEO.  “We’ve done a good job of reducing our expenses, and we will continue our push to grow revenues and profits.  In 2015 we hope to significantly improve results primarily through new product introductions and sales growth for cable modems, cellular modems and routers, and Internet-connected wireless sensors.  We will discuss our plans in more detail during our quarterly conference call.”

Zoom has scheduled a conference call for Wednesday May 6, 2015 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 for calls made from the USA and (706) 643-5255 for calls made from outside the USA.  The conference ID is 38796060. Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/Q1.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communications products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com .

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Forward-looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

 ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands
(Unaudited)

	03/31/15	12/31/14

ASSETS

Current assets:

Cash	$65	$138
Accounts receivable, net	1,580	1,811
Inventories, net	1,630	1,725
Prepaid expenses and other	360	270

Total current assets	3,635	3,944

Property and equipment, net	67	67

Total assets	$3,702	$4,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$469	$840
Accounts payable	802	727
Accrued expenses	264	285

Total current liabilities	1,535	1,852

Total liabilities	1,535	1,852

Stockholders’ equity:

Common stock and additional paid-in capital	34,276	34,272
Retained earnings (accumulated deficit)	(32,109)	(32,113)

Total stockholders’ equity	2,167	2,159

Total liabilities and stockholders’ equity	$3,702	$4,011

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data
(Unaudited)

	Three Months Ended
	3/31/15	3/31/14

Net sales	$3,059	$3,146
Cost of goods sold	2,102	2,214

Gross profit	957	932

Operating expenses:
Selling	409	353
General and administrative	249	292
Research and development	271	309
Total operating expenses	929	954

Operating profit (loss)	28	(22)

Other income (expense), net	(23)	(14)

Income (loss) before income taxes	5	(36)

Income tax expense (benefit)	––	1

Net income (loss)	$5	$(37)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.00)	$(0.00)
Diluted Earnings (loss) per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding:
Basic	7,985	7,983
Diluted	7,999	7,983